Editas Medicine Announces First Quarter 2025 Results and Business Updates

Company to share in vivo preclinical data demonstrating the successful use of targeted lipid nanoparticles to deliver HBG1/2 promoter editing cargo to hematopoietic stem and progenitor cells (HSPCs) at ASGCT this week

Company will also share in vivo preclinical proof of concept to upregulate expression of a target liver protein to meaningfully reduce a common disease-associated biomarker at ASGCT this week and TIDES next week

Remains on track to declare two in vivo gene editing development candidates via gene upregulation, one in HSCs and one in liver, in mid-2025

Strong cash position with operational runway into the second quarter of 2027

CAMBRIDGE, Mass., May 12, 2025 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company focused on developing transformative medicines for serious diseases, today reported financial results for the first quarter 2025 and provided business updates.

“We achieved notable progress in the first quarter, advancing our mission and strategy to become a leader in in vivo gene editing. This momentum was fueled by recent scientific breakthroughs that bolster our confidence in the near-term potential of CRISPR-based in vivo gene editing therapies,” said Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer of Editas Medicine. “I’m proud of the strides made by the Editas team in driving our in vivo gene editing programs, which we believe could unlock significant new therapeutic possibilities. I look forward to our continued progress towards the clinic.”

Dr. O’Neill continued, “I am also thrilled to have welcomed Amy Parison to the executive leadership team as our CFO. Amy joined Editas in 2022 as our head of Finance, working closely with the CFO, and her track record of financial decision-making, accounting acumen, and team leadership abilities made her the natural choice for the role.”

Recent Achievements and Outlook

Upcoming Data Presentations
•Editas will present preclinical data to support its development of transformative in vivo gene editing medicines at the American Society of Gene and Cell Therapy (ASGCT) 28th Annual Meeting on May 13-17. Presentations include:
◦In Vivo Delivery of HBG1/2 Promoter Editing Cargo to HSC of Humanized Mouse and Non-Human Primate with Lipid Nanoparticles.
◦In vivo CRISPR Editing of Genetic Regulatory Regions Results in Functional Upregulation of Target Protein and Meaningful Reduction of Disease-Associated Biomarker in Mice.
◦Design and Development of Improved LNP Targeting Ligands for in vivo Hematopoietic Stem Cell Editing.
◦Design of Chemically Modified AsCas12a Guide RNAs for Increased Potency of LNP-Delivered Gene Editing Cargos.
◦In vivo Gene Editing and Disease-Associated Biomarker Reduction for Multiple Liver Targets in Non-human Primate Using AsCas12a Nuclease Delivered by LNP.
•The Company will also present preclinical data and participate in panel presentations at TIDES USA 2025: Oligonucleotide & Peptide Therapeutics on May 19-22.

Hematopoietic Stem Cells
•Editas will share in vivo preclinical data from humanized mouse and non-human primate (NHP) studies demonstrating the use of targeted lipid nanoparticles (tLNPs) to deliver HBG1/2 promoter editing cargo to hematopoietic stem and progenitor cells (HSPCs) and/or hematopoietic stem cells (HSCs) in bone marrow at ASGCT on May 14.

Liver Cells
•The Company will share preclinical proof of concept for an undisclosed liver target using in vivo CRISPR editing to upregulate target protein expression and reduce a disease-associated biomarker in a relevant mouse disease model at ASGCT on May 13 and the following week at the TIDES annual meeting.
•Additional proof of concept results from the first in vivo mouse and NHP studies demonstrate high levels of target gene editing in the liver and corresponding biomarker response following intravenous administration of AsCas12a messenger RNA (mRNA) and chemically modified guide RNAs (gRNAs) delivered using LNPs from the Company’s collaborative partner Genevant.

Platform Enhancements and Other Cells/Tissues
•Editas will share preclinical data demonstrating in vivo gene editing capabilities towards developing transformative in vivo medicines, including guide modification and targeting moiety optimizations to increase potency and improve gene editing outcomes in vivo at ASGCT.
•Additionally, the Company remains on track to establish and disclose one additional target cell type/tissue beyond HSCs and liver by year-end.

Other Corporate Highlights

Leadership
•Amy Parison Appointed Chief Financial Officer
Ms. Parison has more than 18 years of financial, accounting, and business development experience in life sciences. During her time at Editas, she has served in multiple roles of increasing responsibilities including Senior Vice President, Finance, and Vice President and Corporate Controller. In partnership with the executive leadership team, she has worked on the Company’s equity financings, licensing transactions and royalty monetization transaction. Prior to Editas, Ms. Parison served as Corporate Controller of Rubius Therapeutics where she led the accounting team following the Company’s IPO, building critical business and financial processes. Prior to Rubius, she was at Vertex Pharmaceuticals, where she held several roles of increasing responsibility within the accounting and finance teams and supported forecasting, budgeting, and business development. She started her career with PricewaterhouseCoopers, LLP.

Intellectual Property
•The U.S. Court of Appeals for the Federal Circuit vacated the Patent Trial and Appeal Board’s (PTAB’s) previous decision and remanded it back to the PTAB for further review in the U.S. patent interference involving specific patents for CRISPR/Cas9 editing in human cells between the University of California, the University of Vienna, and Emmanuelle Charpentier and the Broad Institute (Broad).
•We remain confident in our IP position and the strength of the Broad patents.

First Quarter 2025 Financial Results
Cash, cash equivalents, and marketable securities as of March 31, 2025 were $221.0 million compared to $269.9 million as of December 31, 2024. The Company expects the existing cash, cash equivalents, and marketable securities and the retained portions of the payments payable under its license agreement with Vertex Pharmaceuticals, will enable the Company to fund its operating expenses and capital expenditure requirements into the second quarter of 2027.
First Quarter 2025
•For the three months ended March 31, 2025, net loss attributable to common stockholders was $76.1 million, or $0.92 per share, compared to net loss of $62.0 million, or $0.76 per share, for the same period in 2024.
•Collaboration and other research and development revenues increased to $4.7 million for the three months ended March 31, 2025, compared to $1.1 million for the same period in 2024. The increase is primarily attributable to the recognition of the remaining deferred revenue upon the closing out of a collaboration agreement with a strategic partner.
•Research and development expenses decreased by $22.2 million to $26.6 million for the three months ended March 31, 2025, compared to $48.8 million for the same period in 2024. The decrease is primarily related to clinical and manufacturing costs related to discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024, partially offset by costs attributable to in vivo research and discovery.

•General and administrative expenses decreased by $6.0 million to $13.4 million for the three months ended March 31, 2025, compared to $19.3 million for the same period in 2024. The decrease is primarily related to stock-based compensation expenses related to expense in connection with the achievement of certain performance-based vesting of restricted stock units recognized in the first quarter of 2024 for which there was no equivalent expense in the first quarter of 2025.
•Restructuring and impairment charges were $40.9 million for the three months ended March 31, 2025, compared to no such charges for the same period in 2024. The restructuring and impairment charges were related to the discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024, the related workforce reduction, associated impairment charges for laboratory and manufacturing equipment related to the reni-cel program and the acceleration in expense due to changes in useful life estimates for leasehold improvements, software and a right of use asset associated with the Company’s reni-cel program.

Upcoming Events
Editas Medicine plans to participate in the following scientific and medical conferences:
•American Society of Gene and Cell Therapy (ASGCT) 28th Annual Meeting
May 13-17, 2025
New Orleans, LA

•TIDES USA 2025: Oligonucleotide & Peptide Therapeutics
May 19-22, 2025
San Diego, CA

Editas Medicine plans to participate in the following investor event:
•Bank of America Healthcare Conference 2025
May 13, 2025
Las Vegas, NV

No Conference Call
The Company is no longer hosting quarterly earnings conference calls.

About Editas Medicine
As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas12a and CRISPR/Cas9 genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and its research and development programs, including the Company’s expectation to declare two in vivo development candidates in mid-2025 and establish and disclose one additional in vivo target cell type/tissue beyond HSCs and the liver by the end of 2025; the timing for the Company’s receipt and presentation of data from its preclinical studies; the potential of, and expectations for, the Company’s in vivo product candidates; the timing or likelihood of regulatory filings and approvals; and the Company’s expectations regarding cash runway into the second quarter of 2027. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of preclinical studies; availability and timing of results from preclinical studies; expectations for regulatory approvals to conduct trials; and the availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Collaboration and other research and development revenues	$4,658	1,135
Operating expenses:
Research and development	26,593	48,787
General and administrative	13,375	19,339
Restructuring and impairment charges	40,853	—
Total operating expenses	80,821	68,126
Operating loss	(76,163)	(66,991)
Other income, net:
Other (expense) income, net	(425)	6
Interest related to sale of future revenues	(2,216)	—
Interest income, net	2,716	5,035
Total other income, net	75	5,041
Net loss	$(76,088)	$(61,950)
Net loss per share, basic and diluted	$(0.92)	$(0.76)
Weighted-average common shares outstanding, basic and diluted	83,055,066	81,938,839

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	March 31,	December 31,
	2025	2024
Cash, cash equivalents, and marketable securities	$220,964	$269,913
Working capital	151,729	212,090
Total assets	263,652	341,589
Deferred revenue, net of current portion	54,204	54,204
Total stockholders' equity	62,420	134,274
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Media and Investor Contact:
ir@editasmed.com